Exhibit 10(ff)(4)

AMENDMENT TO THE

ALCOA GLOBAL PENSION PLAN

The American Jobs Creation Act of 2004 requires certain changes to plan provisions required by Section 409A of the Internal Revenue Code, and regulations thereunder. In order to comply with the requirements and clarify certain plan provisions, the plan is amended as follows:

1.  Due to the change of the Company’s name, Aluminum Company of America is replaced with Alcoa Inc. throughout.

2.  Effective January 1, 2009, the Eligibility provision in Section 1.1(B) is amended by adding the following sentence to the end thereof:

Effective January 1, 2009, Participants who are U.S. residents, who are also eligible to participate in the Alcoa Savings Plan, are no longer eligible to participate in this Plan.

3.  Effective January 1, 2009, the definition of Continuous Service in Section 1.3 is restated to terminate continuous service after 6 months for most absences as follows:

“Continuous Service” means, except as modified by the balance of this definition, the period of continuous employment with the Company, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Director. Continuous Service terminates upon any quit, dismissal, discharge, Retirement, or any other termination of employment with the Company; any determination by the Manager that employment with these entities has terminated is conclusive, final, and binding. Effective January 1, 2009, absences from such employment due to inactive status, sick leave, leave of absence or layoff shall constitute a termination of Continuous Service after such status has continued for 6 months, except to the extent the Participant has the legal right to be reemployed either through contract or statute.

4.  Effective January 1, 2005, the Vesting provision in Section 1.4 is restated to define those Nonforfeitable Circumstances that a Participant may have incurred at termination of Continuous Services and still be vested in the benefits provided under the Plan.

Effective January 1, 2005, if at the time of the Participant’s termination of Continuous Service he or she has incurred a Nonforteitable Circumstance, the Participant shall be vested in the benefits provided under this Plan. Termination of the Participant’s Continuous Service without incurring a Nonforfeitable Circumstance shall cause the Participant to forfeit their right to the benefits provided under this Plan.

“Nonforfeitable Circumstance” means:

(a) an absence from employment due to a reduction of the work force or layoff by the Company, due to lack of work; or

(b) total and permanent disability as defined by Internal Revenue Code 409A and regulations thereunder; or

(c) any termination of service or release instituted by the Company, (including termination due to the sale of a subsidiary) that is not due to a discharge or dismissal; or

(d) a Participant has attained two years of Continuous Service; or

(e) a Participant is eligible for Retirement Under the Plan; or

(f) a Participant’s death.

5.  Effective January 1, 2005, the definition of “Retirement Under the Plan” in Section 1.5 is restated as follows:

“Retirement Under the Plan. Effective January 1, 2005, a Participant will retire under this Plan upon the termination of employment after attainment of age 55 and completion of 10 years of Vesting Service or attainment of age 65 and Vesting under this Plan. For purposes of this Section 1.5, Vesting Service will be determined in the same manner as Vesting Service is provided in Section 4.1 of Alcoa Retirement Plan I.”

6.  Effective January 1, 2005, the definition of “Key Employee” is replaced with the following:

“Specified Employee” means a “specified employee” as defined under written guidelines adopted by the Company, which comply with Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

And any references to “Key Employee” are replaced with “Specified Employee” throughout.

7.  In all other respects, the Plan is ratified and confirmed.